Exhibit 10.6

866 Malcolm Road, Suite 100

Burlingame, CA 94010

Phone: (650) 466-7125

May 3, 2021

Shelly Pinto

Via Email

Re: Confirmatory Employment Letter

Dear Shelly:

This confirmatory employment letter agreement (the “Agreement”) is entered into between Shelly Pinto (“you”) and ALX Oncology Holdings Inc. (the “Company” or “we”), effective as of May 3, 2021 (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date.

1. Title; Position; Location.  You will continue to serve as the Company’s Vice President, Finance and Chief Accounting Officer.  You also will continue to report to the Company’s Chief Financial Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company’s Chief Executive Officer.  You will perform your duties from the Company’s corporate offices located in Burlingame, California (with the exception of the period during which any current shelter-in-place order or similar work-from-home arrangement affecting your employment with the Company remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

2. Best Efforts.  You will continue to devote your full business time and best efforts to the faithful and loyal performance of your duties to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity).  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company, and any engagement or participation in any outside business activity or business affairs by you will be subject to full disclosure and prior written approval from the Company, and/or the Company’s Board of Directors (the “Board”) or its Compensation Committee as necessary or appropriate.  The Company has approved the outside activities set forth in Appendix A, as long as such activities are of a non‑operational nature and do not interfere with the performance of your duties under this Agreement, and provided that such matters do not involve matters that are competitive with the Company’s actual or anticipated business.  You may engage in charitable and community activities as well as own, as a passive investment, less than two percent (2%) of the capital stock of any corporation listed on the national securities exchange or publicly traded in the over‑the-counter market, provided that such activities do not interfere with the performance of your duties under this Agreement.  By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from continuing to perform your duties for the Company.

3. Base Salary.  As of the Effective Date, your annual base salary will be $340,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices.  Your annual base salary will be subject to review and adjustment from time to time by our Board or the Committee, as applicable, in its sole discretion.

4. Annual Bonus.  For the Company’s 2021 fiscal year, you will have the opportunity to earn a target annual cash bonus equal to forty percent (40%) of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee.  Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment, and any such bonus amounts paid will be subject to any applicable withholdings.  Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

5. Equity Awards.  You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

6. Employee Benefits.  You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements.  The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time.  The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

7. Severance.  You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company.  Any Severance Agreement will become effective as of the effective date specified in such Severance Agreement.  The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company.  For purposes of clarity, other than any vesting acceleration benefits set forth in the Company’s Amended and Restated 2020 Equity Incentive Plan and the award agreements thereunder governing the terms of your stock options to purchase shares of Company common stock granted thereunder (to the extent not modified or superseded by your Severance Agreement), any severance payments, benefits and arrangements that may have applied to you before the Effective Date no longer will apply, and you will have no rights or entitlements under any such plans, programs, agreements or arrangements.

8. Confidentiality Agreement.  As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Employee Confidentiality, Inventions and Non‑Interference Agreement you previously signed with the Company (the “Confidentiality Agreement”) still apply.

9. At-Will Employment.  This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company.  Your employment with the Company is and will continue to be at‑will, as defined under applicable law.  This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.

10. Protected Activity Not Prohibited.  The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company.  In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law.  You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.  In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets.  The full text of the notice is attached in Appendix B.

11. Miscellaneous.  This Agreement, together with the Confidentiality Agreement, the Severance Agreement and the stock options granted to you by the Company under its Amended and Restated 2020 Equity Incentive Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company, including without limitation, your offer letter with the Company dated April 9, 2021.  This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision.  This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

ALX Oncology Holdings Inc.

By:	/s/ Jaume Pons
Jaume Pons
President and Chief Executive Officer

Agreed to and accepted:

/s/ Shelly Pinto
Shelly Pinto

Dated:	May 3, 2021

Appendix A

[Omitted]

Appendix B

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”